BRF S.A.

PUBLICLY-HELD COMPANY

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

ANNOUNCEMENT TO THE MARKET

BRF S.A. ("BRF" or "Company") (B3: BRFS3; NYSE: BRFS), in attention to the Official Notice B3 # 615/2019-SLS (“Official Notice”), which refers to thearticle entitled “BRF Equity Offer“ published on Valor Econômico newspaper, as of August 01, 2019, clarifies the following.

Initially, for the better understanding of the explanations presented by the Company, BRF transcribes below the questioning presented in the Official Notice:

“The article published on the Valor Econômico newspaper, on 01/Aug/2019, entitled “BRF Equity Offer” contains, among other information, that:

1.               Provoked by the investment banks, BRF started evaluating the possibility of a follow-on (‘follow-on”);

2.               The follow-on would be a primary offer, of approximately R$ 2 billion and would accelerate the Company’s deleveraging process.

We hereby request clarification on the items described above until 9 a.m., 02/Aug/2019, with your confirmation or denial, together with other information deemed important.”

The Company informs that there is no resolution  in connection with this subject. It is noteworthy highlighting that, according to its earnings presentation for the 3-month interim period ended March 2019, the Company presents a strong financial liquidity position sufficient to cover its indebtedness’ obligations for the next 2 years. Therefore, there is no liquidity event that would require the need for a capital increase.

It is also worth stressing that, regarding any material act or fact that occurs or is related to the Company’s course of business, BRF assures its ample and immediate disclosure, with strict compliance to the rules set forth by the Novo Mercado regulation and CVM legislation, with special attention to the Instruction CVM #358/2002.

The Company remains available for any further clarification that may be necessary.

São Paulo, August 01, 2019.

Lorival Nogueira Luz Junior

Global CEO

Chief Financial and Investor Relations Officer (Interim)